Exhibit 99.1

For more information, please contact:

Kendra A. Borrego

Chief Financial Officer

IMPAC Medical Systems

(650) 623-8800

ir@impac.com

IMPAC Medical Systems Announces Determination by

Nasdaq Listing Qualifications Panel to Continue the Listing of

IMPAC Common Stock on The Nasdaq National Market Subject

to Completing Required SEC Filings by December 3, 2004

MOUNTAIN VIEW, CA, November 8, 2004 – IMPAC Medical Systems, Inc. (NASDAQ:IMPCE) announced today that the Nasdaq Listing Qualifications Panel has determined to continue the listing of IMPAC’s common stock on The Nasdaq National Market subject to the requirement that IMPAC file its restated Forms 10-Q/A for the first and second quarters of fiscal 2004 and Form 10-Q for the third quarter of fiscal 2004 by December 3, 2004, as IMPAC requested. The fifth character “E” will remain appended to IMPAC’s ticker symbol pending a determination by the Nasdaq Listing Qualifications Panel that IMPAC has remedied its filing delinquency and evidenced compliance with all other requirements for continued listing on The Nasdaq National Market.

About IMPAC Medical Systems Inc.

IMPAC Medical Systems, Inc. is a leading provider of oncology IT solutions that streamline both clinical and business operations to help improve the process of delivering quality patient care. With systems designed for anatomic pathology, medical oncology, radiation oncology, imaging, clinical laboratory, and cancer registry, IMPAC supports the entire team of healthcare professionals who contribute to the care of the cancer patient. Supporting more than 2,500 installations worldwide, IMPAC provides practical solutions that deliver better overall communication, process efficiency and quality patient care. For more information about IMPAC’s products or services, please call 888-GO-IMPAC or visit www.impac.com.

The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward looking statements include statements regarding the company’s review of its revenue recognition policies and intent to restate its historical financial statements, possible delisting from the Nasdaq Stock Market, business strategy, timing of, and plans for, the introduction of new products and enhancements, future sales, market growth and direction, competition, market share, revenue growth, operating margins and profitability. All forward looking statements included in this document are based upon information available to the company as of the date hereof, and the company assumes no obligation to update any such forward looking statement. Actual results could differ materially from the company’s current expectations as a result of known and unknown risks and uncertainties. Factors that could cause or contribute to such differences include the company’s ability to expand outside the radiation oncology market or expand into international markets, lost sales or lower sales prices due to competitive pressures, ability to integrate its products successfully with related products and systems in the medical services industry, reliance on distributors and manufacturers of oncology equipment to market its products, and other factors and risks discussed in the company’s Form 10-K/A and other reports filed by the company from time to time with the Securities and Exchange Commission.

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